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EXHIBIT 99.4

MICROISLET COMPLETES $1 MILLION PRIVATE PLACEMENT

SAN DIEGO, June 21, 2007 ([PRIMENEWSWIRE]) -- MicroIslet, Inc. (OTCBB:MIIS), a biotechnology company engaged in the development and commercialization of patented technologies in transplantation therapy for people with insulin-dependent diabetes, announced today that it has entered into an agreement for the sale of common stock to accredited investors for gross proceeds of approximately $1 million. The company has agreed to sell an aggregate of approximately 2.6 million shares and to issue to the investors warrants to purchase an aggregate of approximately 1.3 million shares. The warrants have an exercise price of $0.60 per share and are exercisable for a period of 5 years commencing in one year. The company expects to use the proceeds of the financing for working capital purposes.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy securities of MicroIslet. These securities have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including MicroIslet's need to raise substantial additional funds in order to fund its new strategy and continue as a going concern, the risks and uncertainties inherent in medical treatment discovery, development and commercialization, the risks and uncertainties associated with MicroIslet's early stage xenotransplantation technologies, the risks and uncertainties of governmental approvals and regulation, including foreign government approvals for clinical trials outside the United States, dependence on the FIOS Therapeutics as a sole source supplier of animal parts for pre-clinical and clinical studies, MicroIslet's need to raise substantial additional capital to proceed through human clinical trials and bring any product to market, the risks that MicroIslet's competitors will develop or market technologies or products that are more effective or commercially attractive than MicroIslet's products, and other risks detailed from time to time in MicroIslet's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. MicroIslet disclaims any intent or obligation to update these forward-looking statements.

About MicroIslet

MicroIslet is a biotechnology company engaged in the research, development, and commercialization of patented technologies in the field of transplantation therapy for people with conditions requiring cell-based replacement treatments, with a focus on type 1, or insulin-dependent diabetes. MicroIslet's patented islet transplantation technology, exclusively licensed from Duke University, along with its own developments, constitute methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. MicroIslet intends to continue its research and development efforts, and ultimately, to introduce products to the market.

Additional information about MicroIslet can be found at www.microislet.com.

CONTACT:  MicroIslet, Inc.
          Kevin A. Hainley, Interim Chief Financial Officer
          858-657-0287
          info@microislet.com